UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 1, 2009
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 1, 2009 (effective as of April 30, 2009), Chesapeake Corporation (the “Company”) completed the previously announced sale (the “Sale”) of its operating businesses to a group of investors, including affiliates of Irving Place Capital Management, L.P. and Oaktree Capital Management, L.P. (collectively, the “Purchasers”), pursuant to an Asset Purchase Agreement, dated as of December 29, 2008 (the “Purchase Agreement”).  The Purchase Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 5, 2009, which is incorporated herein by reference.  There is no material relationship, other than in respect of the transactions contemplated by the Purchase Agreement, between the Purchasers or any of their respective affiliates, on the one hand, and the Company or any of its affiliates, or any of their respective directors or officers, or associates of their directors or officers, on the other hand.

The United States Bankruptcy Court for the Eastern District of Virginia in Richmond entered an order approving the Sale on March 23, 2009, as described in the Company’s Current Report on Form 8-K filed on March 25, 2009, which is incorporated herein by reference.  The assets acquired by the Purchasers consist primarily of all the assets of the Company’s U.S. operating subsidiaries and all of the outstanding capital stock or other equity interests of the Company’s foreign subsidiaries.

The aggregate transaction value to the Company was $485 million, with cash proceeds to the Company reduced by amounts in respect of certain pension and severance obligations of the Company and certain of its subsidiaries, amounts outstanding as of immediately prior to the commencement of the Company’s Chapter 11 proceedings under the Company’s Second Amended and Restated Credit Agreement with the banks named therein as lenders and Wachovia Bank, National Association, as administrative agent, and certain other fees and obligations.

In connection with the Sale, the Company’s name will be changed to Canal Corporation.  Information about the Company’s Chapter 11 proceedings is available on the Company’s new web site at www.canalcorporation.com or at www.kccllc.net/chesapeake.

ITEM 8.01  OTHER EVENTS.

As described in Item 2.01 above, the Company will change its name to Canal Corporation and has a new web site at www.canalcorporation.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: May 1, 2009	BY:	/s/ Joel K. Mostrom
Joel K. Mostrom
Executive Vice President & Chief Financial Officer